                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           Physicians' Specialty Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  718 934 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 27, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


  Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       [ ]  Rule 13d-1 (b)

       [ ]  Rule 13d-1 (c)

       [X]  Rule 13d-1 (d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 5 Pages

CUSIP NO.:  718 934 10 2            13G                  PAGE  2  OF   5  PAGES
                                                              ---    ----

--------------------------------------------------------------------------------
   1             NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Ramie A. Tritt, M.D.

--------------------------------------------------------------------------------
   2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [ ]

                                                                        (b)  [ ]
--------------------------------------------------------------------------------
   3             SEC USE ONLY

--------------------------------------------------------------------------------
   4             CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
--------------------------------------------------------------------------------
                 5        SOLE VOTING POWER

 NUMBER OF                1,823,757
  SHARES
BENEFICIALLY     ---------------------------------------------------------------
 OWNED BY        6        SHARED VOTING POWER
   EACH
 REPORTING                       -0-
  PERSON
  WITH           ---------------------------------------------------------------
                 7        SOLE DISPOSITIVE POWER


                          1,823,757
                 ---------------------------------------------------------------
                 8        SHARED DISPOSITIVE POWER

                                 -0-

--------------------------------------------------------------------------------
     9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,823,757
--------------------------------------------------------------------------------
    10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*

                 [X]
--------------------------------------------------------------------------------
    11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 19.8%
--------------------------------------------------------------------------------
    12           TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------
      SEC 174__ (6-__)                *  SEE INSTRUCTIONS BEFORE FILLING OUT!

      ITEM 1(A)     NAME OF ISSUER :   Physicians' Speciality Corp.

      ITEM 1(B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    1150 Lake Hearn Drive, Suite 640
                    Atlanta, Georgia 30342

      ITEM 2(A)     NAME OF PERSON FILING:

                    Ramie A. Tritt, M.D.

      ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE:

                    1150 Lake Hearn Drive, Suite 640
                    Atlanta, Georgia 30342

      ITEM 2(C)     CITIZENSHIP:

                    United States

      ITEM 2(D)     TITLE OF CLASS OF SECURITIES:

                    Common Stock, $.01 par value

      ITEM 2(E)     CUSIP NUMBER:

                    718 934 10 2

      ITEM 3        NOT APPLICABLE

                    Not Applicable

      ITEM 4.       OWNERSHIP:

         (a)      Amount beneficially owned: 1,823,757

                  Includes 62,500 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days.

                  Excludes (i) 187,500 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days and (ii) 2,684 shares of Common Stock held by Dr. Tritt's mother as custodian for Dr. Tritt's children and 500 shares of Common Stock held by Dr. Tritt's son.

         (b)      Percent of class: 19.8%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: 1,823,757
                  (ii)     Shared power to vote or to direct the vote: 0
                  (iii) Sole power to dispose or to direct the disposition of: 1,823,757
                  (iv) Shared power to dispose or to direct the disposition of: 0

      ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           Not Applicable

      ITEM 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON

                           Not Applicable

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITIES

                           Not Applicable

      ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP

                           Not Applicable

      ITEM 9.              NOTICE OF DISSOLUTION OF GROUP

                           Not Applicable

      ITEM 10.             CERTIFICATION

                           Not Applicable

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 1999




By:      /s/ Ramie Tritt, M.D.
  -----------------------------------
         Ramie A. Tritt, M.D.